ROVER RESOURCES INC.
Suite 302 – 1620 West 8th Avenue
Vancouver, B.C. Canada V6J 1V4

April 1, 2010

VIA COURIER

Brad Colby
26 Wedge Way
Littleton, Colorado, USA, 80123

Eternal Energy Corp.
Suite 202 - 2549 West Main Street
Littleton, Colorado, USA, 80120

Dear Sirs:

Re:
Consulting Agreement among Brad Colby (“Consultant”), Rover Resources Inc. (the “Company”) and Eternal Energy Corp. (“EERG”) dated September 1, 2007 as amended by a further agreement dated April 30, 2008(the “Agreement”)

We refer to the Agreement.  The parties wish to amend the Agreement further as set forth herein.  All capitalized terms used herein shall have the meanings given to them in the Agreement unless otherwise stated.  For value received, the parties agree as follows:

1.	Section 1 is amended to read as follows:

“1.           Engagement of Consultant.   Company hereby engages Consultant to provide consulting services throughout the term of this Agreement.  In that capacity, Consultant will be responsible for assisting Company with land and lease acquisitions, contract management and  general administrative and consulting services , reporting to Company’s board of directors or such senior party as Company’s board may designate.  Consultant shall at all times be required by Company to provide only those services customarily expected of senior consultants of companies of a like size to Company.  Moreover, Company shall not require Consultant to infringe good business and professional ethics or violate any statute, law, rule order, decree or ordinance.  Consultant agrees to devote sufficient time, attention and energy to Company’s business to provide his services hereunder as Consultant and Company may mutually agree upon from time to time.    In this regard, Company and EERG acknowledge and agree that Consultant is actively involved in the day to day management and operation of EERG and other oil and gas ventures and that he may pursue these ventures and such other opportunities in the oil and gas industry without limitation as he determines appropriate.  Therefore, the Parties acknowledge that Consultant shall not be required to devote all of his time, attention and energy to Company’s business, that his performance of services for and on behalf of Company may impinge upon the time which Consultant may otherwise be obligated to render for and on behalf of EERG and that Consultant will also, contemporaneously, be participating in the formation and operation of other oil and gas ventures.  Consultant hereby accepts this engagement, subject to all of the terms and conditions set forth in this Agreement. “

2.	Section 2 of the Agreement is amended to read as follows:

“2.           Payment of Compensation. As consideration for the performance of services by Consultant pursuant to the terms of this Agreement, Company shall pay Consultant a per diem rate to be mutually agreed upon from time to time having regard to the specific services requested by the Company and accepted by Consultant (the "Consulting Fee") The Consultant acknowledges that Rover has made all payments owing to Consultant up to and including the date hereof .

2.	Section 4.02 is amended to read as follows:

“4.02  Company shall have no obligation to Consultant or to EERG to provide an office for Consultant or to pay any portion of EERG’s rent or overhead, whether in connection with the services provided to Rover by Consultant or otherwise. EERG  and Consultant hereby release and discharge Rover from any obligation with respect to payment  of additional rent or any arrears of rent accruing under this Agreement,  as amended hereby.”

3.
Section 5.01 is amended by extending the expiry date of the Term of the Agreement from April 30, 2010 to April 30, 2011 and by adding the following: "Thereafter this Agreement shall be automatically renewed for succeeding one year terms expiring on April 30 of each year unless any party terminates this Agreement by giving not less than 30 days’ notice of termination to the other parties or otherwise in accordance with the provisions respecting set out herein”.

4.	Section 9 is amended to read as follows:

“9.           Approval of Relationship.  EERG has determined that it is in its best interests to participate in the exploration and development of the Prospect and the North Dakota Prospect as the holder of the interests described above.  EERG therefore acknowledges its consent to the Company’s formation.  .  EERG further acknowledges and agrees that it is in its best interests (i) for Consultant to enter into the consulting relationship with Company set forth in this Agreement, (ii) for Consultant to dedicate such portion of his entire time, attention and energy as Consultant may determine to be appropriate in order to fully and expeditiously acquire such leases and licenses as Company may determine appropriate to fully exploit the North Dakota Prospect, and as Consultant may determine appropriate to expeditiously explore and develop the North Dakota Prospect and (iii) for HRI to have granted  Consultant the Options described above in this Agreement and such other options as Company and Consultant may hereafter agree upon in order to provide Consultant with an adequate incentive to expeditiously explore and develop the North Dakota Prospect.

5.	The Agreement, as amended hereby, shall continue in full force and effect.

Please confirm your agreement to the foregoing by executing this letter in the space provided below and returning an executed copy to us.

Yours truly,

ROVER RESOURCES INC.

By:  /s/ Gerald Shields

Gerald Shields
President

ETERNAL ENERGY CORP.

	By:	/s/ Brad Colby
Authorized Signatory

/s/ Margot Hale		/s/ Bradley M. Colby
WITNESS		BRADLEY M. COLBY